Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
412-434-3466
sminder@ppg.com
investor.ppg.com

PPG appoints Morales as senior vice president and chief financial officer; Sklarsky announces retirement

PITTSBURGH, Jan. 19, 2017 - PPG (NYSE:PPG) today announced that its board of directors has elected Vincent J. Morales to serve as senior vice president and chief financial officer (CFO), effective March 1. Morales is replacing Frank S. Sklarsky as CFO, who has announced his retirement also effective March 1. Morales will report to Chairman and Chief Executive Officer Michael H. McGarry. Morales will also join PPG’s executive and operating committees.

McGarry said of Sklarsky, “During the last four years, Frank has been an instrumental leader for the company through his depth of experience and thought leadership. He has been integral in the successful achievement of our continued business portfolio optimization, both strategically and financially. He has also continued to drive a high-performance finance team and has done an excellent job in preparing the finance function for this succession. On a personal level, I would also like to thank Frank for his valued support and counsel during my corporate leadership transition.”

On Morales, McGarry said, “Throughout Vince’s more than 30 years at PPG, he has been a change agent and played a key role in our transformation to become a leading provider of paints, coatings and specialty materials. His appointment to this role recognizes his leadership, demonstrated experience in finance, and deep understanding of PPG’s global businesses and strategies. In this new role, he will further assist PPG as we continue to grow and expand around the globe and work to create additional shareholder value.”

Morales, 51, joined PPG in 1985 and advanced through various finance roles of increasing responsibility in the company’s Corporate Controller’s function, shared financial service center, plants and business units. He also served as vice president, investor relations, and treasurer before assuming his current role as vice president, finance. He earned a Bachelor of Science in accounting from Robert Morris University and a Master of Business Administration from the Ohio State University.

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